Exhibit  21.1

                                       Jurisdiction of                Percentage of
Name of Subsidiary                      Incorporation                    Ownership
----------------------------------     ---------------                -------------
Brissonneau & Lotz Marine USA, Inc.     Delaware                          100%

World Rig Leasing Company               Delaware                          100%
     Ilion, LLC                         Delaware                           50%

Friede Goldman Canada Inc.              The Government of
                                        Newfoundland and
                                        Labrador                          100%

Friede Goldman Newfoundland Limited     The Government of
                                        Newfoundland and
                                        Labrador                          100%

Friede & Goldman, Ltd.                  Mississippi                       100%

Friede Goldman Offshore, Inc.           Mississippi                       100%

Friede Goldman France SAS               France                            100%
     Achere                             France                            100%
       BLM                              France                            100%
       BOPP                             France                            100%
            Trawler Rabelais            France                             10%
            Trawler Villion             France                             10%
       SCI Lesvenez                     France                            100%
       SCI Du Croissant                 France                            100%

Friede Goldman International
   FSC Incorporated                     Barbados                          100%

Friede Goldman Delaware, Inc.           Delaware                          100%

